Filed Pursuant to Rule 424(b)(3)

Registration No. 333-230500

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated April 4, 2019)

Up to 6,563,697 Shares of Common Stock

This Prospectus Supplement No. 1 (the “Prospectus Supplement”) amends and supplements information contained in that certain Prospectus, dated April 4, 2019 (the “Prospectus”), relating to the resale by the selling shareholders of Horizon Bancorp, Inc. (“Horizon,” “we,” or “us”) listed in the section of the Prospectus entitled “Selling Shareholders” of up to 6,563,697 shares of Horizon common stock, no par value (the “Shares”). We are not selling any Shares of our common stock under this Prospectus, and we will not receive any of the proceeds from the sale of Shares by the selling shareholders.

This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement supersedes information contained in the Prospectus.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus, and such risk factors may be updated from time to time in our public filings. You should consider these risk factors before making a decision to purchase Horizon common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The purpose of this Prospectus Supplement is to amend the Selling Shareholders table to reflect (1) transfers by Margaret Jane Salin, as Trustee of the Subtrusts created under the William Nathan Salin Family Irrevocable Trust #1, one of the selling shareholders named in the Prospectus, of 1,625,710 Shares to William N. Salin, II, as Trustee of the 2019 William N. Salin, II Irrevocable Trust U/A dated June 27, 2019, 1,625,710 Shares to Susan Salin McClain, as Trustee of the 2019 Susan Salin McClain Irrevocable Trust U/A dated July 25, 2019, and 1,625,710 Shares to Sherri Salin Fritsch, as Trustee of the 2020 Sherri Salin Fritsch Irrevocable Trust U/A dated January 16, 2020; and (2) the previously disclosed repurchase by Horizon of 1,000,000 Shares from Sherri Salin Fritsch, as Trustee of the 2020 Sherri Salin Fritsch Irrevocable Trust U/A dated January 16, 2020.

The Selling Shareholders table in the Prospectus is hereby amended to reflect the foregoing transactions. Accordingly, this Prospectus Supplement amends the Selling Shareholders table on page 10 of the Prospectus by (1) deleting the line for M. Jane Salin, as Trustee of the Subtrusts created under the William Nathan Salin Family Irrevocable Trust #1 and replacing it with the lines for William N. Salin, II as Trustee of the 2019 William N. Salin, II Irrevocable Trust U/A dated June 27, 2019, Susan Salin McClain, as Trustee of the 2019 Susan Salin McClain Irrevocable Trust U/A dated July 25, 2019, and Sherri Salin Fritsch, as Trustee of the 2020 Sherri Salin Fritsch Irrevocable Trust U/A dated January 16, 2020; (2) reducing the number of Shares held by Sherri Salin Fritsch, as Trustee of the 2020 Sherri Salin Fritsch Irrevocable Trust U/A dated January 16, 2020, as a result of the previously disclosed repurchase by Horizon of 1,000,000 Shares therefrom; and (3) replacing footnote 1 to the table with a new footnote 1 to reflect that the percentage of beneficial ownership is based on 43,880,562 Shares of our common stock outstanding as of February 22, 2021.

This Prospectus Supplement does not impact any other selling shareholder set forth in the Selling Shareholders table in the Prospectus. All other information in the Prospectus shall remain unchanged.

	As of February 22, 2021
	Shares of Common Stock Beneficially Owned Before Offering			Shares of Common Stock Beneficially Owned After Offering†
Name of Selling Shareholder	Shares owned	% owned(1)	Number of Shares Being Offered by this Prospectus(2)	Shares owned	% owned(1)
William N. Salin II, as Trustee of the 2019 William N. Salin, II Irrevocable Trust U/A dated June 27, 2019	1,625,710	3.70%	1,625,710	—	—
Susan Salin McClain, as Trustee of the 2019 Susan Salin McClain Irrevocable Trust U/A dated July 25, 2019	1,625,710	3.70%	1,625,710	—	—
Sherri Salin Fritsch, as Trustee of the 2020 Sherri Salin Fritsch Irrevocable Trust U/A dated January 16, 2020	625,710	1.43%	625,710	—	—
Sherri S. Fritsch	107,947	*	107,947	—	—
Sherri S. Fritsch, as Trustee u/a Margaret Jane Salin Irrevocable Grandchildren’s Trust No. 2 dated December 11, 2012	227,121	*	227,121	—	—
Sherri S. Fritsch, as Trustee u/a Sherri Fritsch Irrevocable Children’s Trust dated December 11, 2012	227,121	*	227,121	—	—
Susan S. McClain	107,947	*	107,947	—	—
Susan S. McClain, as Trustee u/a Margaret Jane Salin Irrevocable Grandchildren’s Trust No. 3 dated December 11, 2012	227,121	*	227,121	—	—
Susan S. McClain, as Trustee u/a Susan McClain Irrevocable Children’s Trust dated December 11, 2012	227,121	*	227,121	—	—
William N. Salin, II	107,947	*	107,947	—	—
William N. Salin, as Trustee u/a Margaret Jane Salin Irrevocable Grandchildren’s Trust No. 1 dated December 11, 2012	227,121	*	227,121	—	—
William N. Salin, as Trustee u/a William N. Salin, II Irrevocable Children’s Trust dated December 11, 2012	227,121	*	227,121	—	—

†

The selling shareholders identified in this table may sell some, all, or none of the Shares owned by them that are registered under this registration statement. While we do not currently have knowledge of any agreements, arrangements, or understandings with respect to the sale of any of the Shares registered hereunder, for purposes of this table we are assuming that the selling shareholders will sell all of the Shares indicated in the table.

*	Represents less than 1% of the total outstanding Shares of our common stock.
(1)

Based on, for each selling shareholder, 43,880,562 Shares of our common stock outstanding as of February 22, 2021, plus securities beneficially owned by that shareholder that are exercisable for or convertible into common stock within 60 days of February 22, 2021.

(2)

The amounts set forth in this column are the number of Shares of common stock that may be offered by each selling shareholder using this prospectus. These amounts do not represent any other Shares of our common stock that the selling shareholders may own beneficially or otherwise.

We have prepared this Prospectus Supplement based, in part, on information supplied to us by the selling shareholders named in the table. The information provided in this Prospectus Supplement is current as of February 22, 2021. The selling shareholders listed above and in the Prospectus may have sold or transferred some or all of their Shares since the date on which they provided us with information regarding their Shares, and we have not made any independent inquiries as to the foregoing. Information about the selling shareholders may change over time. Any changed information will be set forth, to the extent provided to us by the selling shareholders, in further supplements to the Prospectus, if any when necessary.

The date of this Prospectus Supplement is February 23, 2021.